Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

AMENDS CREDIT FACILITY AND CONTINUES DISCUSSIONS WITH

AD HOC COMMITTEE OF BONDHOLDERS

INTEREST ON SENIOR NOTES WILL NOT BE PAID WHEN DUE ON JULY 1

NEW CASTLE, DE, June 30, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that it has amended its current credit facility with GE Commercial Finance to, among other things, restate its minimum EBITDA covenant for the third fiscal quarter of 2004 from approximately $35 million to $30 million and its minimum fixed charge coverage ratio covenant from 0.70 to 0.55.  The amendment also restricts the Company from paying interest due on July 1, 2004, on its 10¾% senior notes unless the Company has excess availability under its current credit facility of $20 million after giving effect to such interest payment.  Currently, the Company would not have the excess availability required under the amendment to make such interest payment.  The Company believes it has the ability to raise additional financing to pay the interest before the end of the grace period, but believes that it is more likely that it will reach an agreement in principle with the ad hoc committee of bondholders on a recapitalization plan prior to the expiration of the grace period.  Accordingly, the Company will not make the interest payment when due on July 1, 2004.

The Company also announced that it continues discussions with its ad hoc committee of bondholders to recapitalize the Company’s 10¾% senior notes.  Any recapitalization plan would contemplate paying the trade creditors of the Company in full on a current basis.  Amin J. Khoury, Chairman and Chief Executive Officer of the Company commented: “We are actively negotiating a recapitalization transaction that will dramatically reduce the indebtedness of the Company and substantially strengthen the Company’s financial condition.”

The ad hoc committee of bondholders, which has represented to the Company that its members hold, in the aggregate, in excess of a majority of the outstanding 10¾% senior notes, has hired Milbank, Tweed, Hadley & McCloy as legal counsel and Houlihan Lokey Howard & Zukin as financial advisor to assist the ad hoc committee in structuring a deleveraging transaction with the Company.  Jonathan Cleveland of Houlihan Lokey Howard & Zukin added: “We are engaging in productive conversations with the Company toward a potential transaction that would significantly reduce the total debt level of the Company and provide it with the financial flexibility to pursue its business strategies.”

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.